                          AGREEMENT AND PLAN OF MERGER


                                TPC CORPORATION,


                            PACIFICORP HOLDINGS, INC.


                                       AND


                            POWER ACQUISITION COMPANY



                           EXECUTED ON MARCH 11, 1997

                                TABLE OF CONTENTS


ARTICLE I        THE OFFER................................................... 2
          1.1.   The Offer................................................... 2
          1.2.   Company Action.............................................. 3

ARTICLE II       THE MERGER.................................................. 4
          2.1.   The Merger.................................................. 4
          2.2.   Effective Time; Closing..................................... 4
          2.3.   Effect of the Merger........................................ 5
          2.4.   Certificate of Incorporation; Bylaws........................ 5
          2.5.   Directors and Officers....................................   5
          2.6.   Conversion of Securities..................................   5
          2.7.   Employee Stock Options....................................   6
          2.8.   Dissenting Shares.........................................   6
          2.9.   Surrender of Shares; Stock Transfer Books ................   7

ARTICLE III      REPRESENTATIONS AND WARRANTIES OF TPC.....................   8
          3.1.   Organization and Qualification; Subsidiaries..............   8
          3.2.   Charter and Bylaws........................................   9
          3.3.   Capitalization............................................   9
          3.4.   Authority; Due Authorization; Binding Agreement...........  10
          3.5.   No Violation; Consents....................................  10
          3.6.   Compliance................................................  11
          3.7.   SEC Filings; Financial Statements ........................  11
          3.8.   Absence of Certain Changes or Events......................  12
          3.9.   Litigation................................................  12
          3.10.  Employee Benefit Plans....................................  12
          3.11.  Offer Documents; Schedule 14D-9...........................  14
          3.12.  Properties................................................  14
          3.13.  Taxes.....................................................  15
          3.14.  Environmental Matters.....................................  16
          3.15.  Brokers...................................................  17
          3.16.  Regulatory Status.........................................  17

ARTICLE IV       REPRESENTATIONS AND WARRANTIES OF PHI AND ACo.............  17
          4.1.   Corporate Organization....................................  17
          4.2.   Authority; Due Authorization; Binding Agreement...........  18
          4.3.   No Violation; Consents....................................  18
          4.4.   Offer Documents; Proxy Statement..........................  19
          4.5.   Brokers...................................................  19
          4.6.   Financing.................................................  19

          4.7.   Regulatory Status.........................................  19
          4.8.   Ownership of Shares.......................................  19
          4.9.   Financial Statements......................................  19

ARTICLE V        CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME............  20

ARTICLE VI       ADDITIONAL AGREEMENTS.....................................  22
          6.1.   Stockholders Meeting......................................  22
          6.2.   Proxy Statement...........................................  22
          6.3.   Access to Information; Confidentiality....................  23
          6.4.   Alternative Proposals.....................................  24
          6.5.   Directors' and Officers' Indemnification and Insurance....  25
          6.6.   Notification of Certain Matters...........................  27
          6.7.   Further Action; Best Efforts..............................  27
          6.8.   Public Announcements......................................  28
          6.9.   PHI Guarantee.............................................  28
          6.10.  Employee Matters..........................................  28
          6.11.  Directors.................................................  30

ARTICLE VII      CONDITIONS TO THE MERGER..................................  31
          7.1.   Conditions to the Obligations of Each Party to Effect
                   the Merger..............................................  31

ARTICLE VIII     TERMINATION, AMENDMENT AND WAIVER.........................  32
          8.1.   Termination...............................................  32
          8.2.   Effect of Termination.....................................  33
          8.3.   Fees and Expenses.........................................  33
          8.4.   Amendment.................................................  33
          8.5.   Waiver....................................................  33

ARTICLE IX       GENERAL PROVISIONS........................................  34
          9.1.   Survival..................................................  34
          9.2.   Scope of Representations and Warranties...................  34
          9.3.   Notices...................................................  34
          9.4.   Certain Definitions ......................................  36
          9.5.   Severability..............................................  37
          9.6.   Entire Agreement; Assignment..............................  38
          9.7.   Parties in Interest.......................................  38
          9.8.   Specific Performance......................................  38
          9.9.   Governing Law.............................................  38
          9.10.  Headings..................................................  38
          9.11.  Counterparts..............................................  38

                                   SCHEDULES



Schedule 2.7..............  Stock Option Loans
Schedule 3.1..............  Subsidiaries
Schedule 3.3..............  Capitalization
Schedule 3.5..............  No Conflict
Schedule 3.6..............  Compliance
Schedule 3.7..............  SEC Reporting Requirements
Schedule 3.8..............  Absence of Certain Changes or Events
Schedule 3.9..............  Litigation
Schedule 3.10.............  Employee Benefit Plans
Schedule 3.13.............  Tax Matters
Schedule 3.14.............  Environmental Matters
Schedule 3.15.............  Brokers
Schedules 3.16 and 4.7....  Regulatory Status
Schedule 5................  Conduct of Business
Schedule 9.4(h)...........  Permitted Encumbrances

                            SCHEDULE OF DEFINED TERMS

 DEFINED TERM                                                SECTION OR EXHIBIT

 1935 Act.................................................   Section 3.16
 affiliate................................................   Section 9.4(a)
 Agreement................................................   Preamble
 Alternative Proposal.....................................   Section 6.4(b)
 Alternative Transaction..................................   Section 6.4(a)
 beneficial owner.........................................   Section 9.4(c)
 best efforts.............................................   Section 9.4(b)
 business day.............................................   Section 9.4(d)
 Certificate of Merger....................................   Section 2.2
 Certificates.............................................   Section 2.9(b)
 Closing .................................................   Section 2.2
 Confidentiality Agreement................................   Section 6.3(c)
 Contamination............................................   Section 9.4(e)
 control..................................................   Section 9.4(f)
 controlled by............................................   Section 9.4(f)
 Delaware Law.............................................   Section 2.1
 Dissenting Share.........................................   Section 2.8(a)
 Effective Time...........................................   Section 2.2
 Environmental Laws.......................................   Section 3.14(a)
 ERISA....................................................   Section 3.10(a)
 Exchange Act.............................................   Section 1.2(b)
 GAAP.....................................................   Section 3.7(b)
 HSR Act..................................................   Section 3.5(b)
 Hazardous Substances.....................................   Section 9.4(g)
 Indemnified Parties......................................   Section 6.5(b)
 Independent Directors....................................   Section 6.11
 IRS......................................................   Section 3.13(b)
 Lehman Brothers..........................................   Section 1.2(a)
 Material Adverse Effect..................................   Section 3.1
 Material Subsidiaries....................................   Section 3.1
 Merger...................................................   Recitals
 Merger Consideration.....................................   Section 2.6(a)
 Minimum Condition........................................   Section 1.1(a)
 Offer....................................................   Recitals
 Offer Documents..........................................   Section 1.1(b)
 Offer to Purchase........................................   Section 1.1(b)
 Option...................................................   Section 2.7
 Parent...................................................   Preamble

 DEFINED TERM                                                SECTION OR EXHIBIT

 Parent Parties...........................................   Preamble
 Paying Agent.............................................   Section 2.9(a)
 Per Share Amount.........................................   Section 1.1(a)
 Permitted Encumbrances...................................   Section 9.4(h)
 person...................................................   Section 9.4(i)
 Proxy Statement..........................................   Section 4.4
 Returns..................................................   Section 3.13(a)
 Schedule 14D-1...........................................   Section 1.1(b)
 Schedule 14D-9...........................................   Section 1.2(b)
 SEC......................................................   Section 1.1(b)
 Securities Act...........................................   Section 3.7(a)
 Shares...................................................   Recitals
 Stockholders Meeting.....................................   Section 6.1(a)
 ACo......................................................   Preamble
 Subsidiaries.............................................   Section 9.4(i)
 Subsidiaries.............................................   Section 3.1
 Subsidiary...............................................   Section 9.4(i)
 Subsidiary...............................................   Section 3.1
 Surviving Corporation....................................   Section 2.1
 Taxes....................................................   Section 3.13(f)
 Tender Offer Acceptance Date.............................   Section 2.7
 TPC......................................................   Preamble
 TPC 401(k) Plan..........................................   Section 3.10(a)
 TPC Board of Directors...................................   Recitals
 TPC Common Stock.........................................   Recitals
 TPC Employee Benefit Plans...............................   Section 3.10(c)
 TPC ESOP.................................................   Section 3.10(a)
 TPC ERISA Affiliate......................................   Section 3.10(a)
 TPC Preferred Stock......................................   Section 3.3
 TPC SEC Reports..........................................   Section 3.7(a)
 TPC Stockholder Approval.................................   Section 6.1
 Transactions.............................................   Section 1.2(a)
 under common control with................................   Section 9.4(f)



ANNEX A

Conditions to the Offer

                          AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER, executed this 11th day of March, 1997 (this "AGREEMENT"), is by and among PacifiCorp Holdings, Inc, a Delaware corporation ("PHI") and a wholly owned subsidiary of PacifiCorp, an Oregon corporation ("Parent"), Power Acquisition Company, a Delaware corporation and a direct or indirect wholly owned subsidiary of PHI ("ACO," and together with PHI, the "PHI PARTIES"), and TPC Corporation, a Delaware corporation ("TPC").

                                    RECITALS:

          A. The boards of directors of PHI, ACo and TPC have each determined that it is in the best interests of their respective stockholders for ACo to acquire TPC upon the terms and subject to the conditions set forth herein.

          B. In furtherance of such acquisition, it is proposed that ACo shall make a cash tender offer (the "OFFER") to acquire all the issued and outstanding shares (the "SHARES") of Class A Common Stock, par value $.01 per share, and Class B Common Stock, par value $.01 per share of TPC (collectively, "TPC COMMON STOCK"), for $13.41 per Share net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of this Agreement and the Offer.

          C. The boards of directors of PHI and ACo have each approved the making of the Offer and the transactions relating thereto.

          D. The board of directors of TPC (the "TPC BOARD OF DIRECTORS") has approved the making of the Offer and resolved, subject to the terms and conditions contained herein, to recommend that holders of Shares tender their Shares pursuant to the Offer.

          E. The boards of directors of PHI, ACo and TPC have each approved the merger (the "MERGER") of ACo with and into TPC in accordance with applicable Delaware law following the consummation of the Offer and upon the terms and subject to the conditions set forth herein.

          F. Larry W. Bickle, John A. Strom and J. Chris Jones, stockholders of TPC, have agreed to tender all of their TPC Common Stock pursuant to the Offer.


                                   AGREEMENT:

          In consideration of the mutual promises contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PHI, ACo and TPC agree as follows:

                                    ARTICLE I

                                    THE OFFER

          1.1. THE OFFER.

          (a) Provided that this Agreement shall not have been terminated in accordance with Section 8.1 and none of the events set forth in ANNEX A shall have occurred or be existing (unless such event shall have been waived by ACo), PHI shall cause ACo to commence, and ACo shall commence, the Offer at the amount per Share specified in the recitals of this Agreement or such greater amount per share paid pursuant to the Offer (the "PER SHARE AMOUNT") as promptly as reasonably practicable after the date hereof, but in no event later than five business days after the public announcement of ACo's intention to commence the Offer. The Offer shall expire 20 business days after it is commenced, shall be extended for an aggregate of up to 10 business days from the initial expiration date if requested by TPC and may be extended by ACo for an aggregate of up to 20 business days from the initial expiration date (but not more than 20 business days therefrom) without the written consent of TPC, except that (i) the Offer may be extended without such consent for up to an aggregate of 30 days from the initial expiration date until the expiration or termination of the waiting period, if applicable, under the HSR Act (as defined in Section 3.5(b)) and (ii) ACo may extend the Offer, if, at the time the Offer would otherwise expire, a 5 day cure period under clause (f) or (g) of Annex A is in effect, to a date 5 days after the end of such 5 day cure period. The obligation of ACo to accept for payment and pay for Shares tendered pursuant to the Offer shall be subject only to (i) the condition (the "MINIMUM CONDITION") that at least the number of Shares that, when combined with the Shares already owned by Parent and its wholly owned Subsidiaries, constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights, whether or not vested or exercisable) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and
(ii) the satisfaction or waiver of the other conditions set forth in ANNEX A. ACo expressly reserves the right to change or waive any such condition, to increase the Per Share Amount, and to make any other changes in the terms and conditions of the Offer; PROVIDED, HOWEVER, that (notwithstanding Section 8.4) no change may be made which (A) decreases the Per Share Amount, (B) reduces the maximum number of Shares to be purchased in the Offer, (C) imposes conditions to the Offer in addition to those set forth in ANNEX A, (D) changes or waives the Minimum Condition, (E) extends the Offer, except as expressly provided above,
(F) provides for a different Per Share Amount in respect of Class A Common Stock than in respect of Class B Common Stock, or (G) waives or changes the terms of the Offer in any manner adverse to the holders of Shares (other than PHI and its Subsidiaries). The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, without interest thereon, upon the terms and subject to the conditions of the Offer. Subject to the terms and conditions of the Offer (including, without limitation, the Minimum Condition), ACo shall accept for payment and pay, as promptly as practicable after expiration of the Offer, for all Shares validly tendered and not withdrawn.

          (b) As soon as reasonably practicable on the date of commencement of the Offer, ACo shall file with the Securities and Exchange Commission (the "SEC") and disseminate to holders of Shares to the extent required by law a Tender Offer Statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "SCHEDULE 14D-1") with respect to the Offer and the other Transactions (as defined below). The Schedule 14D-1 shall contain or shall incorporate by reference an offer to purchase (the "OFFER TO PURCHASE") and forms of the related letter of transmittal and any related summary advertisement (the Schedule 14D-1, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "OFFER DOCUMENTS"). PHI, ACo and TPC agree to correct promptly any information provided by any of them for use in the Offer Documents which shall have become false or misleading, and PHI and ACo further agree to take all steps necessary to cause the Schedule 14D-1 as so corrected to be filed with the SEC and the other Offer Documents as so corrected to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. TPC and its counsel shall be given an opportunity to review and comment on the Offer Documents and any amendments thereto prior to the filing thereof with the SEC. PHI and ACo will provide TPC and its counsel with a copy of any written comments or telephonic notification of any oral comments PHI or ACo may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt thereof and will provide TPC and its counsel with a copy of any written responses and telephonic notification of any oral response of PHI, ACo or their counsel. In the event that the Offer is terminated or withdrawn by ACo, PHI and ACo shall cause all tendered Shares to be returned to the registered holders of the Shares represented by the certificate or certificates surrendered to the Paying Agent (as defined in Section 2.9).

          1.2. COMPANY ACTION.

          (a) TPC hereby approves of and consents to the Offer and represents that (i) the TPC Board of Directors, at a meeting duly called and held, has (A) determined that this Agreement and the transactions contemplated hereby, including, without limitation, each of the Offer and the Merger (the "TRANSACTIONS"), are fair to and in the best interests of the holders of Shares (other than Parent and its Subsidiaries), (B) approved and adopted this Agreement and the Transactions and (C) resolved to recommend, subject to the conditions set forth herein, that the stockholders of TPC accept the Offer and approve and adopt this Agreement and the Transactions; and (ii) Lehman Brothers, Inc. ("LEHMAN BROTHERS") has delivered to the TPC Board of Directors a written opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to such holders from a financial point of view. TPC has been authorized by Lehman Brothers, subject to prior review by such financial advisor, to include the fairness opinion of Lehman Brothers (or references thereto) in the Offer Documents and in the Schedule 14D-9 (as defined in Section 1.2(b)) and the Proxy Statement referred to in Section
4.4. Subject to the fiduciary duties of the TPC Board of Directors under applicable law, TPC hereby consents to the inclusion in the Offer Documents of the recommendation of the TPC Board of Directors described above.

          (b) As soon as reasonably practicable on the date of commencement of the Offer, TPC shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "SCHEDULE 14D-9") containing, subject only to the fiduciary duties of the TPC Board of Directors under applicable law, the recommendation of the TPC Board of Directors described in Section 1.2(a) and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), and any other applicable federal securities laws. TPC, PHI and ACo agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and TPC further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. PHI, ACo and their counsel shall be given an opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC. TPC will provide PHI and ACo and their counsel with a copy of any written comments or telephonic notification of any oral comments TPC may receive from the SEC or its staff with respect to Schedule 14D-9 promptly after the receipt thereof and will provide PHI and ACo and their counsel with a copy of any written responses and telephonic notification of any oral response of TPC or its counsel.

          (c) TPC shall promptly furnish ACo with mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of the most recent date reasonably practicable, together with all other available listings and computer files containing names, addresses and security position listings of record holders and non-objecting beneficial owners of Shares as of the most recent date reasonably practicable. TPC shall furnish ACo with such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance as PHI, ACo or their agents may reasonably request in connection with the Transactions. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, PHI and ACo shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 8.1, shall deliver promptly to TPC all copies of such information then in their possession and shall certify in writing to TPC its compliance with this Section 1.2(c).


                                   ARTICLE II

                                   THE MERGER

          2.1. THE MERGER. Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the Delaware General Corporation Law ("DELAWARE LAW"), at the Effective Time (as defined in Section 2.2), ACo shall be merged with and into TPC. As a result of the Merger, the separate corporate existence of ACo shall cease and TPC shall continue as the surviving corporation of the Merger (the "SURVIVING CORPORATION").

          2.2. EFFECTIVE TIME; CLOSING. As promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the

Merger to be consummated by filing this Agreement or a certificate of merger (in either case, the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with the relevant provisions of, Delaware Law (the date and time of such filing being the "EFFECTIVE TIME"). Prior to such filing, a closing (the "CLOSING") shall be held at the offices of Baker & Botts, L.L.P. in Houston, Texas, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII. The date of the closing is herein called the "CLOSING DATE."

          2.3. EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of TPC and ACo shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of TPC and ACo shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

          2.4. CERTIFICATE OF INCORPORATION; BYLAWS.

          (a) Subject to the requirements of Section 6.5, at the Effective Time, the Certificate of Incorporation of ACo shall be the Certificate of Incorporation of the Surviving Corporation, and Article I of the Certificate of the Surviving Corporation shall be amended to read as follows:
     "The name of the corporation is TPC Corporation."

          (b) Subject to the requirements of Section 6.5, the Bylaws of ACo, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

          2.5. DIRECTORS AND OFFICERS. The directors of ACo immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of TPC immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

          2.6. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of ACo, TPC or the holders of any of the Shares:

          (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.6(b) and any Dissenting Shares (as defined in Section 2.8)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Per Share Amount in cash (the "MERGER CONSIDERATION") payable, without interest, to the holder of such Share, upon surrender, in the manner provided in
Section 2.9, of the certificate that formerly evidenced such Share;

          (b) Each Share held in the treasury of TPC and each Share owned by ACo or PHI, or any direct or indirect wholly owned Subsidiary of PHI or of TPC immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (c) Each share of common stock, par value $.01 per share, of ACo issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

          2.7. EMPLOYEE STOCK OPTIONS. (a) TPC shall use its best efforts to enter into an agreement with each holder of an employee or director stock option to purchase Shares (in each case, an "OPTION") that provides that, immediately after the date on which ACo shall have accepted for payment all Shares validly tendered and not withdrawn prior to the expiration date with respect to the Offer (the "TENDER OFFER ACCEPTANCE DATE"), each Option that is then outstanding, whether or not then exercisable or vested, shall be canceled by TPC, and each holder of a canceled Option shall be entitled to receive from ACo at the same time as payment for Shares is made by ACo in connection with the Offer, in consideration for the cancellation of such Option, an amount in cash equal to the product of (i) the number of Shares previously subject to such Option, whether or not then exercisable or vested, and (ii) the excess, if any, of the Per Share Amount over the exercise price per Share previously subject to such Option, reduced by any applicable withholding.

          (b) If the Tender Offer Acceptance Date has not occurred by May 1, 1997 TPC may, upon approval of its Board of Directors, enter into loan arrangements with any employee of TPC and its Subsidiaries who is a holder of an Option that would expire on or prior to May 8, 1997 and who elects to exercise that Option prior to the Tender Offer Acceptance Date to provide the option holder with a loan amount sufficient to satisfy the exercise price and applicable federal income taxes payable as a result of the exercise. The terms of the loan arrangements made available to holders of Options shall be no more favorable to the holders than those approved by the Board of Directors of TPC and set forth in SCHEDULE 2.7.

          2.8. DISSENTING SHARES. (a) Notwithstanding anything in this Agreement to the contrary, no Share, the holder of which shall not have voted in favor of the Merger and shall have properly complied with the provisions of Section 262 of the Delaware Law as to appraisal rights (a "DISSENTING SHARE"), shall be deemed converted into and to represent the right to receive Merger Consideration hereunder; and the holders of Dissenting Shares, if any, shall be entitled to payment, solely from the Surviving Corporation, of the appraised value of such Dissenting Shares to the extent permitted by and in accordance with the provisions of Section 262 of the Delaware Law; PROVIDED, HOWEVER, that (i) if any holder of Dissenting Shares shall, under the circumstances permitted by the Delaware Law, subsequently deliver a written withdrawal of his or her demand for appraisal of such Dissenting Shares, (ii) if any holder fails to establish his or her entitlement to rights to payment as provided in such Section 262 or (iii) if neither any holder of Dissenting Shares nor the Surviving Corporation has filed a petition demanding a determination of the value of all Dissenting Shares within the time provided in such Section 262, such holder or holders (as the case may be) shall forfeit such right to payment for such Dissenting Shares pursuant to such
Section 262 and each such Dissenting Share shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.9, of the certificate or certificates that formerly evidenced such Shares.

          (b) TPC shall give PHI (i) prompt notice of any written demands for appraisal of any TPC Common Stock, attempted withdrawals of such demands and any other instruments received by TPC relating to stockholders' rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the Delaware Law. TPC shall not, except with the prior written consent of PHI, voluntarily make any payment with respect to any demands for appraisal of TPC Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

          2.9. SURRENDER OF SHARES; STOCK TRANSFER BOOKS. (a) Prior to the Effective Time, ACo shall designate a bank or trust company reasonably satisfactory to TPC to act as agent (the "PAYING AGENT") for the holders of Shares in connection with the Merger to receive the funds to which holders of Shares shall become entitled pursuant to Section 2.6(a). Immediately prior to the Effective Time, PHI shall cause ACo to have sufficient funds to deposit, and shall cause ACo to deposit in trust with the Paying Agent, cash in the aggregate amount equal to the product of (i) the number of shares outstanding immediately prior to the Effective Time (other than Shares owned by PHI or ACo and Dissenting Shares) and (ii) the Per Share Amount. Such funds shall be invested by the Paying Agent as directed by the Surviving Corporation, PROVIDED, HOWEVER, that such investments shall be in obligations of or guaranteed by the United States of America or of any agency thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody's Investors Services, Inc. or Standard & Poor's Corporation, respectively, or in deposit accounts, certificates of deposit or banker's acceptances of, repurchase or reverse repurchase agreements with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $100 million (based on the most recent financial statements of such bank which are then publicly available at the SEC or otherwise); PROVIDED, HOWEVER, that no loss on any investment made pursuant to this Section 2.9 shall relieve PHI or the Surviving Corporation of its obligation to pay the Per Share Amount for each Share outstanding immediately prior to the Effective Time.

          (b) Promptly after the Effective Time, PHI shall cause the Surviving Corporation to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 2.6(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "CERTIFICATES") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of TPC, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such taxes either have been paid or are not applicable. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the distribution of the Merger Consideration.

          (c) At any time following the third month after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it) and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) At the close of business on the day of the Effective Time, the stock transfer books of TPC shall be closed and, thereafter, there shall be no further registration of transfers of Shares on the records of TPC. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.


                                 ARTICLE III

                      REPRESENTATIONS AND WARRANTIES OF TPC

          TPC hereby represents and warrants to PHI and ACo that:

          3.1. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. Each of TPC and each entity in which TPC has an direct or indirect, equity or ownership interest which represents twenty percent (20%) or more of the aggregate equity or ownership interest in such entity (each, a "SUBSIDIARY," and collectively, the "SUBSIDIARIES") has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect (as defined below). TPC and each Subsidiary is duly qualified or licensed as a foreign corporation or limited partnership to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect. When used in connection with TPC or any Subsidiary, the term "MATERIAL ADVERSE EFFECT" means any change or effect that is reasonably likely to be materially adverse to the business, operations, properties, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of TPC and the Subsidiaries taken as a whole. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by TPC and each other Subsidiary, is set forth in SCHEDULE 3.1. Except as disclosed in SCHEDULE 3.1, TPC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, other than indirect equity and similar interests held for investment which are not, in the aggregate, material to TPC. The term "MATERIAL SUBSIDIARIES" means those Subsidiaries indicated as material on
SCHEDULE 3.1. Except for the Material Subsidiaries, no Subsidiary is material to the business, operations or financial condition of TPC or has any material assets or liabilities.

          3.2. CHARTER AND BYLAWS. TPC has heretofore furnished to PHI a complete and correct copy of the charter and the bylaws or equivalent organizational documents, each as amended to date, of TPC and each Material Subsidiary. Such charter, bylaws and equivalent organization documents are in full force and effect. Neither TPC nor any Material Subsidiary is in violation of any provision of its charter, bylaws or equivalent organizational documents.

          3.3. CAPITALIZATION. The authorized capital stock of TPC consists of 25,000,000 shares of Class A Common Stock, par value $.01 per share, 5,000,000 shares of Class B Common Stock, par value $.01 per share, and 26,000 shares of Preferred Stock, par value $.01 per share ("TPC PREFERRED STOCK"). As of December 31, 1996, (i) 17,424,252 shares of Class A Common Stock and 579,963 shares of Class B Common Stock were issued and outstanding, all of which were validly issued, fully paid and nonassessable, (ii) 470,000 shares of Class A Common Stock were held in treasury, (iii) 3,800,479 shares of Common Stock were reserved for issuance pursuant to Options and (iv) 579,963 shares of Common Stock were reserved for issuance as shares of Class A Common Stock upon conversion of shares of Class B Common Stock. As of the date hereof, no shares of TPC Preferred Stock were issued and outstanding. As of December 31, 1996, options covering 3,508,818 shares of Common Stock were outstanding. Since December 31, 1996 to the date of this Agreement, TPC has not issued any shares of capital stock or granted any options covering, or other rights to purchase directly or indirectly, shares of capital stock. Except as set forth in this
Section 3.3 or on SCHEDULE 3.3, there are no options, warrants or other rights, agreements, arrangements or commitments of any character obligating TPC or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, TPC or any Subsidiary. All shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in SCHEDULE 3.3, there are no outstanding contractual obligations of TPC or any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of TPC or any Subsidiary or to provide funds to, or make any investment, (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Each outstanding share of capital stock of each Material Subsidiary that is a corporation is duly authorized, validly issued, fully paid and nonassessable and, except as set forth in SCHEDULE 3.3, each such share and the partnership interests owned by TPC or any Subsidiary are owned free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on TPC's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever, except for Permitted Encumbrances (as defined in Section 9.4).

          3.4. AUTHORITY; DUE AUTHORIZATION; BINDING AGREEMENT.

          (a) TPC has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement subject, with respect to the Merger, to stockholder approval if required under applicable law.

          (b) The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on the part of TPC (other than, with respect to the Merger, the approval and adoption of this Agreement by the affirmative vote of the stockholders of TPC to the extent required by Delaware Law and the filing and recordation of appropriate merger documents as required by Delaware Law).

          (c) This Agreement has been duly executed and delivered by TPC and all documents and instruments required hereunder to be executed and delivered by TPC at the Closing will be duly executed and delivered by TPC. This Agreement and all such documents and instruments constitute legal, valid and binding obligations of TPC enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          3.5. NO VIOLATION; CONSENTS.

          (a) Except as set forth on SCHEDULE 3.5, the consummation of the Transactions will not violate or cause a default under (i) any provision of the governing documents of TPC or a Subsidiary, (ii) any provision of any material contract or agreement or of any bank loan, indenture or credit agreement, in each case to which TPC or a Subsidiary is a party, (iii) assuming the governmental filings, approvals, consents and authorizations referred to in
Section 3.5(b) are duly and timely made or obtained and that the approval of the Merger and this Agreement by the stockholders of TPC in accordance with Delaware law is duly obtained, any applicable law, ordinance, rule or regulation of any governmental authority or (iv) any applicable order, writ, judgment or decree of any court or other competent authority, except for such violations, defaults or other occurrences which do not, individually or in the aggregate, have a Material Adverse Effect.

          (b) Except for (i) any required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR ACT"), and filing and recordation of appropriate merger documents as required by Delaware Law, (ii) any governmental consents necessary for transfers of permits and licenses, and (iii) as otherwise set forth on
SCHEDULE 3.5, no authorization, consent or approval of or filing with any governmental authority is required to be obtained or made by TPC or a Subsidiary for the execution and delivery by TPC of this Agreement or the consummation by TPC of the Transactions. Except as set forth in SCHEDULE 3.5, no authorization, consent or approval of any nongovernmental third party is required to be obtained by TPC or any Subsidiary for the execution and delivery by TPC of this Agreement or the consummation by TPC of the Transactions, except where failure to obtain such consents, approvals or authorizations would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent TPC from performing its obligations under this Agreement, and would not, individually or in the aggregate, have a Material Adverse Effect.

          3.6. COMPLIANCE. Neither TPC nor any Subsidiary is in conflict with, or in default or violation of, (a) except with respect to Environmental Laws, which are addressed exclusively in Section 3.14, any applicable law, rule, regulation, order, judgment or decree or (b) except as set forth in SCHEDULE 3.6, any material note, bond, mortgage, indenture, contract, or agreement to which TPC or any Subsidiary is a party, except for any such conflicts, defaults or violations that do not, individually or in the aggregate, have a Material Adverse Effect. TPC and each of the Subsidiaries has all permits, licenses, certificates of authority, orders and approvals of, and has made all filings, applications, and registrations with, federal, state, local or foreign government or regulatory bodies that are required in order to permit it to carry on its business as presently conducted, the absence of which individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

          3.7. SEC FILINGS; FINANCIAL STATEMENTS. (a) TPC has filed in a timely manner all forms, reports and documents required to be filed by it with the SEC since January 1, 1995 (collectively, the "TPC SEC REPORTS"). The TPC SEC Reports were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), or the Exchange Act, as the case may be, and the rules and regulations thereunder, and none of the TPC SEC Reports, as of the date it was filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary is currently required to file any form, report or other document with the SEC under Section 12 of the Exchange Act.

          (b) The consolidated financial statements (including, any notes thereto) contained in the TPC SEC Reports were prepared in accordance with United States generally accepted accounting principles applied on a consistent basis ("GAAP") throughout the periods indicated (except as may be indicated in the notes thereto and except that financial statements included with quarterly reports on Form 10-Q do not contain all GAAP notes to such financial statements) and each fairly presented the consolidated financial position, results of operations and changes in stockholders' equity and cash flows of TPC and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments). The financial statements of TPC and its Subsidiaries as of and for the month ended January 31, 1997 heretofore delivered to PHI were prepared in accordance with TPC's past practices and procedures for monthly financial statements, consistent with the accounting methods, principles and practices in effect at December 31, 1996.

          3.8. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1996, TPC and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, except as expressly contemplated by this Agreement or disclosed in any TPC SEC Report filed since such date and prior to the date of this Agreement or as set forth in SCHEDULE 3.8, there has not been (a) any event having, individually or in the aggregate, a Material Adverse Effect except for changes that affect the industries in which TPC and the Subsidiaries operate generally, (b) any change by TPC in its accounting methods, principles or practices, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of TPC or any redemption, purchase or other acquisition of any of its securities, or (d) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of TPC or any Subsidiary.

          3.9. LITIGATION. Except as disclosed in SCHEDULE 3.9, (a) there is no action, administrative proceeding, lawsuit or governmental inquiry directed against TPC or any Subsidiary pending and publicly filed, or, to TPC's knowledge, threatened, except for such matters as individually or in the aggregate if determined adversely to TPC and the Subsidiaries, would not have a Material Adverse Effect, (b) there is no action, administrative proceeding, lawsuit or governmental inquiry pending and publicly filed or, to TPC's knowledge, threatened against TPC or any Subsidiary that could materially hinder or impede the consummation of the Transactions, and (c) there is no judgment or settlement obligation outstanding that is directed specifically against TPC or the Subsidiaries that would have the effect referred to in clauses (a) or (b).

          3.10.  EMPLOYEE BENEFIT PLANS.

          (a) Except for the plan (the "TPC 401(k) PLAN") maintained by TPC pursuant to Section 401(k) of the Internal Revenue Code of 1986 (the "Code") and the employee stock ownership plan maintained by TPC (the "TPC ESOP"), neither TPC nor any Subsidiary or any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with TPC under 414(b), (c), (m) or (o) of the Code ("TPC ERISA AFFILIATE") maintains any "employee pension plan" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The TPC 401(k) Plan and the TPC ESOP have been determined by the IRS to be exempt from federal income taxation under Section 501 of the Code, and nothing has occurred with respect to the operation of the TPC 401(k) Plan or the TPC ESOP that could reasonably be expected to cause the loss of such qualification or exemption or the imposition of any material liability, penalty, or tax under ERISA or the Code.

          (b) Neither TPC nor any Subsidiary nor any TPC ERISA Affiliate maintains or contributes to any plan that is (i) covered by Title IV of ERISA,
(ii) subject to the minimum funding requirements of Section 412 of the Code,
(iii) a "multi-employer plan" as defined in Section 3(37) of ERISA, (iv) subject to Section 4063 OR 4064 of ERISA, or (v) funded by a voluntary employees' beneficiary association within the meaning of Code Section 501(c)(9).

          (c) SCHEDULE 3.10(c) lists all the "employee benefit plans," as defined in Section 3(3) of ERISA and all other material employee compensation and benefit arrangements or payroll practices, including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, consulting or other compensation agreements, retirement, deferred compensation, bonus, long-term incentive, stock option, stock purchase, hospitalization, medical insurance, life insurance and scholarship programs maintained by TPC or any Subsidiary or to which TPC or any Subsidiary has contributed or is obligated to contribute thereunder (all such plans, other than the TPC 401(k) Plan and the TPC ESOP, being hereinafter referred to as the "TPC EMPLOYEE BENEFIT PLANS").
SCHEDULE 3.10(c) also lists all Options outstanding as of the date hereof, together with the names of the holders thereof and the exercise prices thereof.

          (d) The TPC Employee Benefit Plans, the TPC 401(k) Plan and the TPC ESOP have been maintained, in all material respects, in accordance with their terms and with all provisions of ERISA (including rules and regulations thereunder) and other applicable federal and state law, and neither TPC nor any Subsidiary nor any "party in interest" or "disqualified person" with respect to the TPC Employee Benefit Plans, the TPC 401(k) Plan or the TPC ESOP has engaged in a "prohibited transaction" within the meaning of Section 4975 of the Code or
Section 406 of ERISA, except where any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

          (e)  Except as disclosed in SCHEDULE 3.10(e) or set forth in Sections
2.7 or 6.10, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee or group of employees of TPC; (ii) increase any benefits otherwise payable under any TPC Employee Benefit Plan, the TPC 401(k) Plan or the TPC ESOP or (iii) result in the acceleration of the time of payment, accrual or vesting of any such benefits. Except as disclosed on
SCHEDULE 3.10(e), there are no severance agreements or employment agreements between TPC or any Subsidiary and any employee of TPC or such Subsidiary.

          (f) No stock or other security issued by TPC or any Subsidiary forms or has formed a material part of the assets of the TPC 401(k) Plan or any TPC Employee Benefit Plan.

          (g) TPC and the Subsidiaries have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and the regulations promulgated thereunder and do not reasonably expect to incur any such liability as a result of actions taken or not taken prior to the consummation of the Offer.

          (h) Except as disclosed in SCHEDULE 3.10(h), neither TPC nor any of the Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute an "excess parachute payment" within the meaning of
Section 280G of the Code.

          3.11. OFFER DOCUMENTS; SCHEDULE 14D-9. Neither the Schedule 14D-9 nor any information supplied by TPC for inclusion in the Offer Documents shall, at the respective times the Schedule 14D-9, the Offer Documents, or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of TPC, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by TPC with respect to information supplied by ACo or PHI for inclusion in the Schedule 14D-9. The Schedule 14D-9 shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          3.12.  PROPERTIES.

          (a) TPC and the Subsidiaries have sufficient title or leasehold interests to all properties and assets which they purport to own, including, without limitation, all assets and properties reflected in the December 31, 1996 financial statements and TPC SEC Reports, to conduct their respective businesses as currently conducted, and hold such properties and assets free and clear of all liens and encumbrances except for Permitted Encumbrances or except where the failure so to have such title or interests or so to hold such properties and assets would not, individually or in the aggregate, have a Material Adverse Effect. Without limiting the generality of the foregoing, TPC and the Subsidiaries own sufficient title or leasehold interests in real property free and clear of liens and encumbrances except for Permitted Encumbrances, to (i) expand the Egan Storage facility to a total working storage Capacity of 12BCF of gas, (ii) expand the Moss Bluff storage facility to a total working storage capacity of 10BCF of gas, and (iii) develop the proposed Tioga storage facility with a total working storage capacity of 10BCF of gas.

          (b) With respect to any water rights owned by TPC or any Subsidiary which are material to operations or development of the property of TPC and the Subsidiaries, such water rights are adequate to continue operations as presently conducted.

          (c) All personal property of TPC or any Subsidiary has been maintained in an operable state of repair adequate to maintain normal operations in a manner consistent with past practices, except such failures to maintain as would not, individually or in the aggregate, have a Material Adverse Effect. Except as provided in this Section 3.12 or in Section 3.14, TPC MAKES NO AND DISCLAIMS ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE OR OTHERWISE, AS TO (I) THE QUALITY, CONDITION OR OPERABILITY OF ANY PERSONAL PROPERTY OR EQUIPMENT, (II) ITS MERCHANTABILITY,
(III) ITS FITNESS FOR ANY PARTICULAR PURPOSE OR (IV) ITS CONFORMITY TO MODELS OR SAMPLES OF MATERIALS AND, EXCEPT AS PROVIDED IN THIS SECTION 3.12 OR IN SECTION 3.14, ALL PERSONAL

PROPERTY AND EQUIPMENT IS DELIVERED "AS IS, WHERE IS" IN THE CONDITION IN WHICH THE SAME EXISTS.

          3.13.  TAXES.

          (a) Except as set forth on SCHEDULE 3.13(a), (i) each of TPC, each of the Subsidiaries and any affiliated, combined or unitary group of which any such entity is or was a member has timely (taking into account any extensions) filed all federal and all material state, local and foreign returns, declarations, reports, estimates, information returns and statements ("RETURNS") required to be filed in respect of any Taxes (as defined below), and has timely paid all Taxes that are shown by such Returns to be due and payable, (ii) each of TPC and the Subsidiaries has established reserves that are adequate in the aggregate for the payment of all material Taxes not yet due and payable with respect to the results of operations of TPC and the Subsidiaries through the date hereof, and complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

          (b) SCHEDULE 3.13(b) sets forth the last taxable period through which the federal income Tax Returns of TPC and the Subsidiaries have been examined by the Internal Revenue Service ("IRS") or otherwise closed. Except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any examination by any applicable state or local taxing authority have been paid, fully settled or adequately provided for in TPC's most recent audited financial statements. Except as provided for in the TPC SEC Reports, no material federal, state or local income or franchise tax audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes for which TPC or any of the Subsidiaries would be liable, and no material deficiency which has not yet been paid for any such Taxes has been proposed, asserted or assessed against TPC or any of the Subsidiaries with respect to any period other than as set forth in SCHEDULE 3.13(b).

          (c) Except as disclosed on SCHEDULE 3.13(c), neither TPC nor any of the Subsidiaries has executed or entered into (or prior to the close of business on the Closing Date will execute or enter into) with the IRS or any taxing authority (i) any agreement or other document extending or having the effect of extending the period for assessment or collection of any Tax for which TPC or any of the Subsidiaries would be liable or (ii) a closing agreement pursuant to
Section 7121 of the Code or any similar provision of state or local income tax law that relates to TPC or any of the Subsidiaries.

          (d) Neither TPC nor any of the Subsidiaries has made an election under Section 341(f) of the Code or has agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by TPC or any of the Subsidiaries.

          (e)  Except as set forth in TPC SEC Reports or as disclosed on
SCHEDULE 3.13(e), neither TPC nor any of the Subsidiaries is a party to, is bound by or has any obligation under any tax sharing agreement or similar agreement or arrangement.

          For purposes of this Agreement, "Taxes" shall mean all federal, state, local, foreign and other taxes, charges, fees, levies, imposts, duties, licenses or other assessments, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority.

          3.14.  ENVIRONMENTAL MATTERS.  Except as described in SCHEDULE 3.14:

          (a) Each of TPC and the Subsidiaries is in compliance with all applicable federal, state and local laws (including common law), ordinances, rules and regulations relating to the environment including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601, ET SEQ., as amended, the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901, ET SEQ., the Clean Air Act, 42 U.S.C. Section 7401, ET SEQ., as amended, the Federal Water Pollution Control Act, 33 U.S.C. Section 1251, ET SEQ., as amended, and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701, ET SEQ. (collectively, the "ENVIRONMENTAL LAWS"), except for such instances of noncompliance that individually or in the aggregate do not have a Material Adverse Effect.

          (b) Each of TPC and the Subsidiaries has obtained all permits, licenses, franchise authorities, consents and approvals, made all filings and maintained all material data, documentation and records necessary for owning and operating its assets and business as it is presently conducted under all applicable Environmental Laws, and all such permits, licenses, franchises, authorities, consents, approvals and filings remain in full force and effect, except for such matters that individually or in the aggregate do not have a Material Adverse Effect.

          (c) There are no pending or, to TPC's knowledge, threatened claims, demands, actions, administrative proceedings, lawsuits or, to TPC's knowledge, investigations against TPC or the Subsidiaries under any Environmental Laws.

          (d) TPC has provided access to PHI to complete copies of any and all environmental reports prepared by third parties for TPC or its Subsidiaries whether or not such reports are otherwise subject to an applicable privilege.

          (e) None of TPC or the Subsidiaries has transported or arranged for the transportation of any Hazardous Substances to any location which is: (i) listed on the EPA's National Priorities List of Hazardous Waste Sites (the "National Priorities List") or on any similar state list; (ii) listed for possible inclusion on the National Priorities List or on any similar state list; or (iii) to the knowledge of TPC, the subject of any regulatory action which may lead to claims against TPC or any of the Subsidiaries under any Environmental Law which could in the case of clauses (i), (ii) or (iii), individually or in the aggregate, a Material Adverse Effect.

          (f) None of the real property owned or operated by TPC or any Subsidiary is: (i) listed on the National Priorities List or on any similar state list; (ii) listed for possible inclusion on the National Priorities list or on any similar state list; or (iii) to the knowledge of TPC, the subject of any regulatory action which may lead to claims against TPC or any of the Subsidiaries under any Environmental Law.

          (g) No part of any of the real property owned or operated by TPC or any Subsidiary is now being used, or has been used, by TPC or any Subsidiaries, as a landfill, dump or other disposal, storage, transfer or handling area for Hazardous Substances, excepting, however, for the storage, transfer, handling and use of Hazardous Substances, and the disposal of brine, in the ordinary course of business of TPC and its Subsidiaries and in material compliance with Environmental Laws.

          (h) There is not now present any Contamination of any of the real property owned or operated by TPC or any Subsidiary which could have a Material Adverse Effect.

          TPC makes no representation in this Agreement regarding any compliance or failure to comply with, or any actual or contingent liability under, any Environmental Law, except as set forth in this Section 3.14.

          3.15. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of TPC, except for the fees of Lehman Brothers, Inc. specified on Schedule 3.15.

          3.16. REGULATORY STATUS. Except as set forth on SCHEDULE 3.16, neither TPC nor any Subsidiary is (a) a "public utility company," a "holding company," a "Subsidiary company" or an "affiliate" of any public utility company within the meaning of Section 2(a)(5), 2(a)(7), 2(a)(8) or 2(a)(11) of the Public Utility Holding Company Act of 1935, as amended (the "1935 ACT") or
(b) subject to regulation as a natural gas company, public utility company or public service company (or similar designation) by the Federal Energy Regulatory Commission or any other federal, state or foreign governmental agency or authority.

                                 ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF PHI AND ACO

          PHI and ACo hereby, jointly and severally, represent and warrant to TPC that:

          4.1. CORPORATE ORGANIZATION. (a) Each of Parent, PHI and ACo is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a material adverse effect on the ability of PHI and ACo to perform their obligations hereunder and to consummate the Transactions.

          (b) The authorized capital stock of ACo consists of 100 shares of common stock, per value $.01 per share, 100 shares of which are issued and outstanding. All of such issued and outstanding shares are owned by PHI or by a wholly owned Subsidiary of PHI. All issued and outstanding capital stock of PHI is owned by Parent.

          4.2.  AUTHORITY; DUE AUTHORIZATION; BINDING AGREEMENT.

          (a) Each of PHI and ACo has all requisite corporate power and authority to carry on its business as presently conducted, to enter into this Agreement and to perform its obligations under this Agreement.

          (b) The execution, delivery and performance of this Agreement and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action on the part of each of Parent, PHI and ACo (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware Law).

          (c) This Agreement has been duly executed and delivered by each of PHI and ACo. This Agreement and all such documents and instruments delivered in connection herewith constitute legal, valid and binding obligations of each of PHI and ACo enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

          4.3.  NO VIOLATION; CONSENTS.

          (a) The consummation of the Transactions will not violate, or cause a default under (i) any provision of the governing documents of Parent, PHI or ACo, (ii) any material provision of any material contract or agreement or of any bank loan, indenture or credit agreement, in each case to which Parent, PHI or ACo is a party, (iii) assuming the governmental filings, approvals, consents and authorizations referred to Section 4.3(b) are duly and timely made or obtained, any applicable law, ordinance, rule or regulation of any governmental authority or (iv) any applicable order, writ, judgment or decree of any court or other competent authority, except for such defaults or other occurrences which, individually or in the aggregate, would not prevent PHI and ACo from performing their respective obligations under this Agreement and consummating the Transactions.

          (b) Except for (i) any required filings under the HSR Act and the Exchange Act and filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) any governmental consents necessary for transfers of permits and licenses, no authorization, consent or approval of or filing with any governmental authority is required to be obtained or made by Parent, PHI or ACo for the execution and delivery by PHI and ACo of this Agreement or the consummation by PHI and ACo of the Transactions. No authorization, consent or approval of any nongovernmental third party is required to be obtained by Parent, PHI or ACo for the execution and delivery by PHI and ACo of this Agreement or the consummation by PHI and ACo of the Transactions, except where failure to obtain such consents, approvals or authorizations would not prevent or delay consummation of the Offer or the Merger, or otherwise prevent PHI or ACo from performing its obligations under this Agreement.

          4.4. OFFER DOCUMENTS; PROXY STATEMENT. The Offer Documents will not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of TPC, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. The information supplied by PHI for inclusion in the proxy statement to be sent to the stockholders of TPC in connection with the Stockholders Meeting (as defined below) (such proxy statement, as amended and supplemented, being referred to herein as the "PROXY STATEMENT") and Schedule 14D-9 will not, on the date the Proxy Statement or Schedule 14D-9 (or any amendment or supplement thereto) is first mailed to stockholders of TPC, at the time of the Stockholders Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which shall have become false or misleading; PROVIDED, HOWEVER, that PHI or ACo makes no representation or warranty with respect to information supplied by TPC for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

          4.5. BROKERS. No broker, finder or investment banker (other than New Harbor, Incorporated) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, PHI or ACo.

          4.6. FINANCING. PHI has, or will have available to it at the time ACo is required to pay for Shares under the terms of the Offer, and will make available to ACo, sufficient funds to permit ACo to acquire all the outstanding Shares in the Offer and the Merger. PHI has obtained commitments for such funds to the extent available cash is not expected to be sufficient.

          4.7. REGULATORY STATUS. Parent is not a "holding company" within the meaning of Section 2(a)(7) of the 1935 Act. Neither PHI nor ACo is (a) a "public utility company," a "holding company," or a "subsidiary company" within the meaning of Section 2(a)(5), 2(a)(7) or 2(a)(8) of the 1935 Act or
(b) subject to regulation as a public utility company or public service company (or similar designation) by the Federal Energy Regulatory Commission or any other federal, state or foreign governmental agency or authority.

          4.8. OWNERSHIP OF SHARES. Neither Parent, PHI, ACo nor any of the other subsidiaries of Parent beneficially owns any Shares.

          4.9.  FINANCIAL STATEMENTS.   The consolidated financial statements
(including, any notes thereto) of PHI as of and for the period ended September 30, 1996, heretofore delivered to TPC, were prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto and except that such financial statements do not contain all GAAP notes to such financial statements) and fairly present the consolidated financial position, results of operations and changes in stockholders' equity and cash flows of PHI and its consolidated Subsidiaries as at the dates thereof and for the periods indicated therein (subject to normal and recurring year-end adjustments).

                                    ARTICLE V

                 CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

          TPC covenants and agrees that, between the date of this Agreement and the Effective Time, unless PHI shall otherwise agree in writing: (a) the businesses of TPC and the Subsidiaries shall be conducted only in, and TPC and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; (b) TPC shall use its best efforts to preserve substantially intact the business organization of TPC and the Subsidiaries, to keep available the services of the current officers, employees and consultants of TPC and the Subsidiaries and to preserve the current relationships of TPC and the Subsidiaries with customers, suppliers and other persons with which TPC or any Subsidiary has significant business relations; and (c) TPC shall maintain the assets of TPC and the Subsidiaries in good condition and repair, reasonable wear and tear accepted, and in material compliance with applicable governmental and regulatory agency requirements, and shall use its best efforts to maintain insurance with respect thereto of the same types and amounts currently in force. By way of amplification and not limitation, except as expressly contemplated or permitted by this Agreement or
SCHEDULE 5, or to the extent that PHI shall otherwise consent in writing, neither TPC nor any Material Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following:

          (a) amend or otherwise change its charter or bylaws or equivalent organizational documents;

          (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of capital stock of any class of TPC or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of TPC or any Subsidiary (except for the issuance of Shares issuable pursuant to stock options outstanding on the date hereof or upon conversion of shares of Class B Common Stock) or (ii) any assets and properties material to TPC and the Subsidiaries, taken as a whole, except for (i) sales of natural gas, in the ordinary course of business and in a manner consistent with past practice, by the marketing business of TPC or (ii) pledges of assets and properties required by any financing document to which TPC or a Subsidiary is a party on the date hereof;

          (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for such declarations, set-asides, dividends and other distributions made from any Subsidiary to TPC);

          (d) reclassify, combine, split or subdivide, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e)(i) acquire (including, without limitation, by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or any division thereof or any material amount of assets, except for acquisitions of natural gas, in the ordinary course of business, by the marketing business of TPC; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except borrowing in the ordinary course of business pursuant to any existing revolving credit agreement of TPC; or (iii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this paragraph (e);

          (f) increase the compensation payable or to become payable to, or grant any severance or termination pay to, its officers, employees, directors or consultants, except pursuant to existing contractual arrangements, or enter into any employment, consulting or severance agreement with, any director, officer or other employee or consultant of TPC or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer, employee or consultant;

          (g) pay, discharge or satisfy any claim, liability or obligation (absolute or accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the consolidated balance sheet of TPC and the consolidated Subsidiaries as at December 31, 1996, including the notes thereto, or subsequently incurred in the ordinary course of business and consistent with past practice; or

          (h) enter into any collective bargaining agreements or change accounting practices;

          (i) make any contribution to the TPC ESOP in excess of the amount necessary to amortize existing loans from TPC over the remaining portion of the original seven year period of such loans;

          (j) amend in any material respect any contract or agreement material to TPC and the Subsidiaries, taken as a whole, or terminate any such material contract or agreement prior to the expiration of the term thereof; or

          (k) agree to take in writing, or otherwise, any of the actions described in paragraphs (a) through (j) of this Article V or any action which would result in any of the conditions to the Offer not being satisfied (other than as contemplated by this Agreement).

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

          6.1. STOCKHOLDERS MEETING. If TPC Stockholder Approval (as hereinafter defined) is required by law, then, subject to the fiduciary duties of the TPC Board of Directors under applicable law, TPC, acting through the TPC Board of Directors, shall, in accordance with applicable law and TPC's Certificate of Incorporation and Bylaws, (a) duly call, give notice of, convene and hold an annual or special meeting of its stockholders (the "STOCKHOLDERS MEETING") as soon as practicable following consummation of the Offer for the purpose of approving and adopting this Agreement and the Transactions, including, without limitation, the Merger (the "TPC STOCKHOLDER APPROVAL") and
(b) include in the Proxy Statement the recommendation of the TPC Board of Directors that the stockholders of TPC approve and adopt this Agreement and the Transactions, including, without limitation, the Merger, and use its best efforts to obtain such approval and adoption. Notwithstanding the foregoing, if ACo or any other Subsidiary of Parent shall acquire at least 90% of the outstanding Shares, the parties shall, at PHI's request, take all necessary and appropriate actions to cause the Merger to become effective as soon as practicable after the consummation of the Offer without a Stockholders Meeting in accordance with Section 253 of Delaware Law. PHI agrees to cause all Shares purchased pursuant to the Offer and all other Shares beneficially owned by Parent, ACo or any other Subsidiary of Parent, to be voted in favor of the TPC Stockholder Approval.

          6.2. PROXY STATEMENT. If TPC Stockholder Approval is required by law, then as soon as practicable following the purchase of all Shares validly tendered and not withdrawn pursuant to the Offer, TPC shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its best efforts to have the Proxy Statement cleared by the SEC. PHI, ACo and TPC shall cooperate with each other in the preparation of the Proxy Statement, and TPC shall notify PHI of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between TPC or any representative of TPC and the SEC. TPC shall give PHI and its counsel the opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give PHI and its counsel the opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, and shall make any revisions to such documents reasonably requested by PHI. Each of TPC, PHI and ACo agrees to use its best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders Meeting at the earliest practicable time with the intent being to complete the Merger as soon as practicable following consummation of the Offer.

          6.3.  ACCESS TO INFORMATION; CONFIDENTIALITY.

          (a) To the extent not restricted by third-party agreement or applicable law, the PHI Parties and their employees, representatives, consultants, attorneys, agents, lenders and other advisors shall, subject to any necessary third-party approvals, and at their sole risk and expense, be given reasonable access during normal business hours to all facilities, properties, personnel, books and records of TPC and the Subsidiaries. The PHI Parties' investigation shall be conducted in a manner that minimizes any interference with TPC's or the Subsidiaries' operations. The PHI Parties may photocopy information they review at their own expense, subject to applicable third- party approvals. The PHI Parties agree to indemnify and hold TPC and the Subsidiaries harmless from any and all claims and liabilities, including costs and expenses for loss, injury to or death of any representative of the PHI Parties, and any loss, damage to or destruction of any property owned by TPC or the Subsidiaries or others (including claims or liabilities for loss of use of any property) resulting directly or indirectly from the action or inaction of any of the PHI Parties' representatives during any visit to the business or property sites of TPC or the Subsidiaries prior to the completion of the Offer, whether pursuant to this Section 6.3 or otherwise. None of the PHI Parties nor any of their employees, representatives, consultants, attorneys, agents, lenders or other advisors, shall conduct any environmental testing or sampling on any of the business or property sites of TPC or the Subsidiaries prior to the completion of the Offer without the prior written consent of TPC.

          (b) To the extent permitted by applicable law, in order to facilitate the continuing operation of TPC by PHI and ACo without disruption and to assist in an achievement of an orderly transition in the ownership and management of TPC, after completion of the Offer and until the Effective Time, TPC, PHI and ACo shall cooperate reasonably with each other to effect an orderly transition including, without limitation, with respect to communications with employees.

          (c) TPC shall, between the date hereof and the Effective Date, deliver to PHI complete copies of internal monthly financial and management report packages as published by TPC to include, but not limited to, statement of income, cash flow, balance sheet, capital expenditures, and administrative expenses. These statements are to be provided for TPC on a "consolidated basis" and for Market Hub Partners on a "combined basis." These statements shall be provided as soon as practicable, but no later than the 30th working day after the end of the reporting month.

          (d) TPC shall notify PHI in advance of TPC or its Subsidiaries entering into any material transactions, contracts or commitments (regardless of whether such transactions, contracts or commitments are otherwise permitted by this Agreement), and consult with PHI with regard to such transactions, contracts or commitments.

          (e) Any information obtained by the PHI Parties or their employees, representatives, consultants, attorneys, agents, lenders and other advisors under this Section 6.3 shall be subject to the confidentiality and use restrictions contained in that certain letter agreement between TPC and PacifiCorp Power Marketing dated October 23, 1996 (the "CONFIDENTIALITY AGREEMENT").

          6.4.  ALTERNATIVE PROPOSALS.

          (a) After the date hereof and prior to the Effective Time or earlier termination of this Agreement, TPC shall not, and shall not permit any of its Subsidiaries to, initiate, solicit or encourage, and TPC shall, and shall cause each of its Subsidiaries to, cause any officer, director or employee of, or any attorney, accountant, investment banker, financial advisor or other agent retained by it, not to initiate, solicit or encourage, any proposal or offer to acquire all or any substantial part of the business and properties of TPC or any capital stock of TPC whether by merger, purchase of assets, tender offer or otherwise, whether for cash, securities or any other consideration or combination thereof (any such transaction being referred to herein as an "Alternative Transaction"), or any inquiries with respect to an Alternative Transaction. TPC will immediately cease and cause to be terminated any existing discussions or negotiations with parties other than PHI and ACo commenced heretofore with respect to Alternative Transactions. Except to the extent permitted by Section 6.4(b) or 8.1(d) of this Agreement, TPC will not (i) grant its consent to any party other than PHI and ACo to take any action such party has agreed not to take pursuant to any "standstill" restrictions applicable to such party that are equivalent to the standstill provisions set forth in the second full paragraph on page 3 of the Confidentiality Agreement, or
(ii) provide any confidential or non-public information concerning TPC or its Subsidiaries to, or have any discussions with, any person relating to an Alternative Transaction.

          (b) Notwithstanding the provisions of paragraph (a) above, in response to an unsolicited proposal or indication of interest for or with respect to a potential or proposed Alternative Transaction (an "Alternative Proposal"), (i) TPC may (x) engage in discussions or negotiations regarding such Alternative Proposal with the person who makes such Alternative Proposal, and
(y) furnish to any such person (subject to the execution of a confidentiality agreement containing confidentiality provisions substantially similar to those of the Confidentiality Agreement), confidential or non-public information concerning TPC or its Subsidiaries if, in any such case described in clause (x) or (y), in the reasonable, good faith judgment of the TPC Board of Directors, taking into account the advice of outside counsel, the failure to do so would violate its fiduciary duties to the holders of TPC Common Stock under applicable law and (ii) if such Alternative Proposal is a tender offer, the TPC Board of Directors may take and disclose to TPC's stockholders a position contemplated by Rule 14e-2 under the Exchange Act.

          (c) TPC shall immediately notify PHI of receipt of any Alternative Proposal or any request for confidential or nonpublic information relating to TPC or its Subsidiaries in connection with an Alternative Proposal or for access to the properties, books or records of TPC or any Subsidiary by any person or entity that informs the TPC Board of Directors that it is considering making, or has made, an Alternative Proposal, and (unless the TPC Board of Directors concludes that it is inconsistent with its fiduciary duties under applicable law) shall keep PHI fully informed of the status and details of any such Acquisition Proposal, indication or request.

          6.5.  DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.

          (a) The Certificate of Incorporation of the Surviving Corporation and each of its Subsidiaries shall contain provisions no less favorable with respect to indemnification and advancement of expenses than are set forth in the Certificate of Incorporation of TPC as of the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of TPC or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement), unless such modification is required by law.

          (b) TPC shall, to the fullest extent permitted under applicable law and regardless of whether the Merger becomes effective, indemnify and hold harmless, and, after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each present and former director, officer, employee, fiduciary and agent of TPC and each Subsidiary (collectively, the "INDEMNIFIED PARTIES") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or pertaining to any action or omission in their capacity as an officer, director, employee, fiduciary or agent (including, without limitation, any claim arising out of this Agreement or any of the transactions contemplated hereby), whether occurring before or after the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, for a period of six years after the later of the date of this Agreement or the Effective Time, in each case to the fullest extent permitted under Delaware Law (and shall pay any expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware Law, upon receipt from the Indemnified Party to whom expenses are advanced of any undertaking to repay such advances required under Delaware Law); provided, however, that neither TPC nor the Surviving Corporation shall be liable for any indemnification hereunder if the costs, expenses, judgment, fines, losses, claims, damages, liabilities or settlement amounts paid by an Indemnified Party arise out of or relate to (i) a situation in which the Indemnified Party did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of TPC or the Subsidiary,
(ii) intentional misconduct or (iii) with respect to any criminal action or proceeding, the Indemnified Party had no reasonable cause to believe his conduct was unlawful. In the event of any such claim, action, suit, proceeding or investigation with respect to which indemnification is provided under the previous sentence, (i) the Indemnified Parties may retain counsel (including local counsel) satisfactory to them and TPC or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of such counsel, promptly after statements therefor are received and (ii) TPC and the Surviving Corporation shall use all reasonable efforts in the vigorous defense of any such matter; PROVIDED, HOWEVER, that neither TPC nor the Surviving Corporation shall be liable for any settlement effected without its written consent; and PROVIDED FURTHER that neither TPC nor the Surviving Corporation shall be obligated pursuant to this

Section 6.5(b) to pay the fees and expenses of more than one counsel (plus appropriate local counsel) for all Indemnified Parties in any single action unless there is, as determined by counsel to the Indemnified Parties, under applicable standards of professional conduct, a conflict or a reasonable likelihood of a conflict on any significant issue between the positions of any two or more Indemnified Parties, in which case such additional counsel (including local counsel) as may be required to avoid any such conflict or likely conflict may be retained by the Indemnified Parties at the expense of TPC or the Surviving Corporation; and PROVIDED FURTHER that, in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

          (c) TPC shall, from and after the date of this Agreement and to and including the Effective Time, and the Surviving Corporation shall, for six years from the Effective Time, maintain in effect the current directors' and officers' liability insurance policies maintained by TPC (PROVIDED that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; PROVIDED, HOWEVER, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.5(c) more than an amount per year equal to 200% of current annual premiums paid by TPC for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation shall purchase as much coverage as possible for such amount.

          (d) In the event TPC or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of TPC or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.5.

          (e) The Bylaws of the Surviving Corporation and each of its Subsidiaries shall contain the provisions with respect to indemnification and advancement of expenses at least as favorable, from the point of view of the indemnified parties, set forth in the Bylaws of TPC on the date of this Agreement, and such provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would affect adversely the rights thereunder of individuals who at any time from and after the date of this Agreement and to and including the Effective Time were directors, officers, employees, fiduciaries or agents of TPC or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law.

          (f) The Surviving Corporation shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.5.

          (g) In the event that TPC or the Surviving Corporation should fail, at any time from and after the Effective Time, to comply with any of the foregoing obligations set forth in this Section 6.5, for any reason, PHI shall be responsible therefor and hereby agrees to perform such obligations unconditionally without regard to any defense or other basis for nonperformance which TPC or the Surviving Corporation may have or claim (except as would be prohibited by applicable Delaware Law), it being the intention of this subsection (g) that the officers, directors, employees, fiduciaries and agents of TPC and its Subsidiaries shall be fully indemnified, to the extent provided in this Section 6.5, and that the provisions of this subsection (g) be a primary obligation of PHI and not merely a guarantee by PHI of the obligations of TPC or ACo.

          (h) The obligations of TPC, PHI and/or the Surviving Corporation under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary and agent to whom this Section 6.5 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 6.5 applies shall be third-party beneficiaries of this Section 6.5). The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the charter or bylaws of TPC, under the Delaware Law or otherwise.

          6.6. NOTIFICATION OF CERTAIN MATTERS. TPC shall give prompt notice to PHI, and PHI shall give prompt notice to TPC, of (i) the occurrence, or nonoccurrence, of any event the occurrence, or nonoccurrence, of which would be likely to cause any representation or warranty contained in this Agreement to be materially untrue or inaccurate and (ii) any failure of TPC, PHI or ACo, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement required to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 6.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          6.7. FURTHER ACTION; BEST EFFORTS. Upon the terms and subject to the conditions hereof, and subject, in the case of TPC, to the fiduciary duties of its Board of Directors, each of the parties hereto shall (i) make promptly its respective filings, and thereafter make any other required submissions, under the HSR Act with respect to the Transactions, (ii) use its best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its best efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with TPC and the Subsidiaries as are necessary for the consummation of the Transactions and to fulfill the conditions to the Offer and the Merger and (iii) except as contemplated by this Agreement, use its best efforts not to take any action, or enter into any transaction, that would cause any of its representations or warranties contained in this Agreement to be untrue or result in a breach of any covenant made by it in this Agreement. In addition, TPC will use its best efforts to obtain prior to Closing all consents and waivers of the lenders under the loans referenced on Schedule 3.5 that are necessary to avoid the consummation of the Transactions (i) triggering an acceleration of such loans or a default under such loans or (ii) causing a breach of the covenants in the agreements governing such loans. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement then in office shall use their best efforts to take all such action.

          6.8. PUBLIC ANNOUNCEMENTS. PHI and TPC shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange to which Parent, PHI or TPC is a party.

          6.9. PHI GUARANTEE. PHI agrees to take all action necessary to cause ACo to perform all of ACo's, and the Surviving Corporation to perform all of the Surviving Corporation's, agreements, covenants and obligations under this Agreement and to consummate the Offer and the Merger on the terms and subject to the conditions set forth in this Agreement. PHI shall be liable for any breach of any representation, warranty, covenant or agreement of ACo and for any breach of this covenant.

          6.10.  EMPLOYEE MATTERS.

          (a) PHI and TPC agree that all employees of TPC and its Subsidiaries immediately prior to the Effective Time shall be employed by the Surviving Corporation immediately after the Effective Time, it being understood that PHI and the Surviving Corporation shall have no obligations to continue employing such employees for any length of time thereafter except pursuant to any agreements disclosed on SCHEDULE 3.10(e). PHI shall deem, and shall cause the Surviving Corporation to deem, the period of employment with TPC and Subsidiaries (and with predecessor employers with respect to which TPC and its Subsidiaries shall have granted service credit) to have been employment and service with PHI and the Surviving Corporation for benefit plan eligibility and vesting purposes for all of PHI's and the Surviving Corporation's employee benefit plans, programs, policies or arrangements to the extent service with PHI or the Surviving Corporation is recognized under any such plan, program, policy or arrangement.

          (b) For one year after the Effective Time, PHI will cause the Surviving Corporation to continue or cause to be continued without significant adverse change to any employee or former employee of TPC and its Subsidiaries all TPC Employee Benefit Plans and the TPC 401(k) Plan, except that PHI or the Surviving Corporation may, during such period, replace any of the TPC Employee Benefit Plans or the TPC 401(k) Plan with a plan that is substantially equivalent to or more favorable than the plan it replaces. The use of a matching contribution feature through the TPC ESOP as provided in (c) below shall be deemed to satisfy the requirement for continuation of the matching contribution feature of the TPC 401(k) Plan without adverse change. If the TPC and Subsidiary employees are covered by medical and dental plans of PHI or the Surviving Corporation, PHI shall waive, or cause the Surviving Corporation to waive, and shall cause the relevant insurance carriers and other third parties to waive, all restrictions and limitations for any medical condition existing as of the Effective Time of any of such employees and their eligible dependents for the purpose of any such plans, but only to the extent that such condition would be covered by the relevant TPC Employee Benefit Plan if it were not a pre-existing condition and only to the extent of comparable coverage in effect immediately prior to the Effective Time. Further, PHI shall offer to each TPC and Subsidiary employee coverage under a group health plan which credits such employee towards the deductibles imposed under the group medical and dental plan of PHI or the Surviving Corporation, for the year during which the Effective Time occurs, with any deductibles already incurred during such year under the relevant TPC Employee Benefit Plan.

          (c)  To the extent permitted under Sections 401(a) and 410(b)(1)(A) or
(B) of the Code, PHI shall maintain or shall cause Parent or an affiliate of Parent to maintain the TPC ESOP as a separate qualified plan or a separate benefit feature in a qualified plan solely for the benefit of TPC ESOP participants and the employees of the business (the "TPC BUSINESS") that is conducted by TPC before the Effective Time as follows:

               (i) The separate plan or feature shall be maintained until the notes issued by the TPC ESOP (the "ESOP NOTES") are paid in full. Parent or a delegate may designate contributions to the separate plan or feature to be used to prepay the ESOP Notes in full or in part from time to time before maturity.

               (ii) The accounts of participants in the TPC ESOP or ESOP feature and the TPC ESOP suspense account shall be invested in employer securities within the meaning of Section 409(l) of the Code; provided, however that the participants in the TPC ESOP or ESOP feature shall be given a one-time election to redirect the investment of their accounts to investments other than employer securities, effective during the period beginning on the date all shares from the TPC ESOP suspense account have been allocated and ending on the date six months thereafter.

               (iii) Persons hired in normal course by the TPC Business after the Effective Time shall participate under substantially the same terms as employees of TPC before the Effective Time, except that (iv) below shall not apply to new hires.

               (iv) Participants before the Effective Time whose employment by the TPC Business and its affiliates is involuntarily terminated after the Effective Time for any reason other than for cause (as defined in Section 6.10(d)), (a) shall become fully vested on termination, and (b) shall be entitled to an allocation for the year of termination notwithstanding the hours of service requirement.

               (v) Parent or a delegate may elect to use matching contributions for the benefit of employees of the TPC Business under a qualified plan feature subject to section 401(m) of the Code to repay the ESOP Notes. Shares released from the ESOP suspense account relating to such matching contributions shall be allocated to matching contribution accounts of the employees of the TPC Business. If matching contributions are used to repay ESOP notes, the Parent or an affiliate shall make an additional contribution of not less than two percent of eligible compensation of employees of the TPC Business for the plan year.

If the requirements of section 401(a) or section 410(b)(1)(A) or (B) of the Code prevent Parent or an affiliate from maintaining the TPC ESOP as a separate qualified plan or a separate benefit feature in a qualified plan solely for the benefit of TPC ESOP participants and the employees of the TPC Business, PHI shall or shall cause Parent or an affiliate to effect the matching contribution and minimum two percent of eligible compensation contribution described in clause (v) above prior to the last date that the separate qualified plan or benefit feature may be maintained and as soon as practicable after Parent determines that the TPC ESOP cannot be maintained solely for the benefit of employees of the TPC Business. Parent shall determine annually whether the ESOP feature may continue to be maintained under section 410(b)(1)(A) or (B). In lieu of making the matching contributions, Parent or a delegate may elect to prepay the ESOP Notes in full on or before the end of the last year that the ESOP feature can be maintained solely for the benefit of the employees of the TPC business.

          (d) PHI agrees that, if any of the employees of TPC or its Subsidiaries is terminated from employment by the Surviving Corporation within 12 months after the Effective Time for any reason other than cause, or is required to transfer to a job location that is more than 50 miles from his or her current job location or to take a reduction in base rate of pay, but refuses such transfer or reduction and terminates his or her employment with the Surviving Corporation, then Parent shall provide, or shall cause the Surviving Corporation to provide, the employee with (i) a lump sum cash severance payment equal to two weeks' base pay in lieu of notice, plus three weeks' base pay for each year of service with TPC and its Subsidiaries (taking into account all service with predecessor employers that is considered by TPC and its Subsidiaries under its existing severance programs and rounding up any partial year of at least six months to one full year of service), with a total severance payment of not less than 12 weeks' base pay, and (ii) continued health insurance coverage for the employee and his or her dependents under Part 6 of Title I of ERISA (COBRA) at a cost to the employee that is not in excess of the cost of coverage for active employees of the Surviving Corporation who were formerly employed by TPC or its Subsidiaries. Such severance benefits may be conditioned on receipt of such forms, waivers and releases as PHI normally applies in such circumstances. Severance benefits under this Section 6.10(d) shall be in lieu of, and not in addition to, any severance benefits under existing TPC severance packages for employees attached as EXHIBIT 3.10(c)(1) to SCHEDULE 3.10(c), but shall not apply to employees that have severance benefits under individual agreements with TPC disclosed on SCHEDULE 3.10(e). For purposes of this
Section 6.10(d), termination shall be for cause if it is for conduct such as fraud, embezzlement, theft, commission of a felony, or any other criminal act against PHI or the Surviving Corporation, or deliberate and substantial disregard of assigned duties and responsibilities.

          6.11. DIRECTORS. Promptly upon the acceptance for payment of, and payment for, Shares by ACo pursuant to the Offer, ACo shall be entitled to designate such number of directors on the TPC Board of Directors as will give ACo, subject to compliance with Section 14(f) of the Exchange Act, a majority of such directors, and TPC shall, at such time, cause ACo's designees to be so elected by its existing Board of Directors; PROVIDED, HOWEVER, that in the event that ACo's designees are elected to the TPC Board of Directors, until the Effective Time such Board of Directors shall have at least three directors who are directors of TPC on the date of this Agreement (the "INDEPENDENT DIRECTORS"); and PROVIDED FURTHER that, in such event, if the number of Independent

Directors shall be reduced below three for any reason whatsoever, the remaining Independent Directors or Director shall designate a person to fill such vacancy who shall be deemed to be an Independent Director for purposes of this Agreement or, if no Independent Directors then remain, the other directors shall designate three persons to fill such vacancies who shall not be officers or affiliates of TPC or any of its Subsidiaries or of PHI or any of its Subsidiaries, and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Subject to applicable law, TPC shall take all action requested by PHI necessary to effect any such election, including mailing to its stockholders an Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and TPC agrees to make such mailing with the mailing of the Schedule 14D-9 (provided that ACo shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to ACo's designees). In connection with the foregoing, TPC will promptly, at the option of PHI, either increase the size of TPC's Board of Directors and/or obtain the resignation of such number of its current directors as is necessary to enable ACo's designees to be elected or appointed to TPC's Board of Directors as provided above.

                                   ARTICLE VII

                            CONDITIONS TO THE MERGER

          7.1. CONDITIONS TO THE OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the affirmative vote of the stockholders of TPC to the extent required by Delaware Law and the Certificate of Incorporation of TPC;

          (b) HSR ACT. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

          (c) NO ORDER. No foreign, United States or state governmental authority or other agency or commission or foreign, United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by PHI or ACo or any affiliate of either of them illegal or otherwise preventing or prohibiting consummation of the Transactions; and

          (d) OFFER. ACo or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer; PROVIDED, HOWEVER, that neither PHI nor ACo shall be entitled to assert the failure of this condition if, in breach of this Agreement or the terms of the Offer, ACo fails to purchase any Shares validly tendered and not withdrawn pursuant to the Offer.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

          8.1. TERMINATION. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of TPC:

          (a)  by mutual agreement of PHI, ACo and TPC;

          (b) by the PHI Parties or TPC if the Effective Time shall not have occurred on or before the first anniversary of the date hereof; PROVIDED, HOWEVER, that no party shall be entitled to terminate this Agreement under this
Section 8.1(b) if the Effective Time has failed to occur on or before such date because such party negligently or willfully failed or refused to perform or observe in any material respect its covenants and agreements hereunder;

          (c) by PHI if (i) due to an occurrence or circumstance that results in a failure to satisfy any condition set forth in ANNEX A hereto, ACo shall have (A) failed to commence the Offer within ten days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless any such failure listed above shall have been caused by or resulted from the failure of PHI or ACo to perform in any material respect any material covenant or agreement of either of them contained in this Agreement or the material breach by PHI or ACo of any material representation or warranty of either of them contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the TPC Board of Directors or any committee thereof shall have withdrawn or modified in a manner adverse to ACo or PHI its approval or recommendation of the Offer, this Agreement or the Merger or shall have recommended another merger, consolidation, business combination with, or acquisition of, TPC or all or substantially all its assets or another tender offer or exchange offer for Shares, or shall have resolved to do any of the foregoing; or

          (d) by TPC, upon approval of the TPC Board of Directors, if (i) ACo shall have (A) failed to commence the Offer within ten days following the date of this Agreement, (B) terminated the Offer without having accepted any Shares for payment thereunder or (C) failed to pay for Shares pursuant to the Offer within 90 days following the commencement of the Offer, unless such failure to pay for Shares shall have been caused by or resulted from the failure of TPC to satisfy the conditions set forth in paragraph (f) or (g) of ANNEX A or (ii) prior to the purchase of Shares pursuant to the Offer, the TPC Board of Directors shall have withdrawn or modified in a manner adverse to ACo or PHI its approval or recommendation of the Offer, this Agreement or the Merger in order to approve the execution by TPC of a definitive agreement providing for an Alternative Transaction or in order to approve a tender offer or exchange offer for Shares by a third party, in either case on terms more favorable to TPC's stockholders from a financial point of view than the Offer and the Merger taken together, as determined by the TPC Board of Directors in the exercise of its good faith judgment and after consultation with its legal counsel and financial advisors; PROVIDED, HOWEVER, that such termination under this clause (ii) shall not be effective until TPC has made payment to PHI of the fee required to be paid pursuant to Section 8.3(a).

          8.2. EFFECT OF TERMINATION. In the event that the Effective Time does not occur as a result of any party hereto exercising its rights to terminate pursuant to this Article VIII, then this Agreement shall be null and void and, except as provided in Sections 8.3 and 9.1 or as otherwise expressly provided herein, no party shall have any rights or obligations under this Agreement, except that nothing herein shall relieve any party from liability for any willful or negligent failure or refusal to perform or observe in any material respect any agreement or covenant contained herein. In the event the termination of this Agreement results from the willful or negligent failure or refusal of any party to perform in any material respect any agreement or covenant herein or in the Offer, then the other party shall be entitled to all remedies available at law or in equity and shall be entitled to recover court costs and reasonable attorneys' fees in addition to any other relief to which such party may be entitled.

          8.3. FEES AND EXPENSES.

          (a) If this Agreement is terminated pursuant to Section 8.1(c)(ii) or 8.1(d)(ii) then, in any such event, TPC shall pay PHI a fee of $9 million. Any such amount shall be paid in cash by wire transfer in immediately available funds not later than one business day after the occurrence of the termination event giving rise thereto.

          (b) All costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

          8.4. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time. After the election or appointment of ACo's designees to the TPC Board of Directors pursuant to Section 6.11 and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors then in office shall be required to (i) amend or terminate this Agreement by TPC, (ii) exercise or waive any of TPC's rights or remedies hereunder or (iii) waive or extend the time for performance of any obligation of PHI or ACo hereunder. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

          8.5. WAIVER. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any obligation or other act of any other party hereto, (ii) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and
(iii) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE IX

                               GENERAL PROVISIONS

          9.1. SURVIVAL. The agreements in Articles II and IX and Section 6.5 and 6.10 of this Agreement shall survive the Effective Time indefinitely. The agreements made by the parties in Sections 6.3(e) and 8.3 of this Agreement shall survive termination indefinitely. The remainder of the representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon termination of this Agreement pursuant to Section 8.1.

          9.2. SCOPE OF REPRESENTATIONS AND WARRANTIES.

          (a) Except as and to the extent expressly set forth in this Agreement, TPC makes no, and disclaims any, representations or warranties whatsoever, whether express or implied. TPC disclaims all liability or responsibility for any other statement or information made or communicated (orally or in writing) to ACo, PHI, their affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of ACo, PHI or their affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of TPC or any other person or contained in the files or records of TPC), wherever and however made.

          (b) Except as and to the extent expressly set forth in this Agreement, neither ACo nor PHI makes, and each disclaims, any representations or warranties whatsoever, whether express or implied. Each of ACo and PHI disclaims all liability and responsibility for any other statement or information made or communicated (orally or in writing) to TPC, its affiliates or any stockholder, officer, director, employee, representative, consultant, attorney, agent, lender or other advisor of TPC or its affiliates (including, but not limited to, any opinion, information or advice which may have been provided to any such person by any representative of ACo or Parent, PHI or any other person), wherever and however made.

          (c) Any representation "to the knowledge" or "to the best knowledge" of a party or phrases of similar wording shall be limited to matters within the actual conscious awareness of the executive officers of such party and any manager or managers of such party who have primary responsibility for the substantive area or operations in question and who report directly to such executive officers.

          9.3. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.3):

          if to PHI or ACo:

          PacifiCorp Holdings, Inc.
          700 NE Multnomah, Suite 1600
          Portland, OR 97232
          Attention: Dennis P. Steinberg
          Telephone: 503-731-2157
          Telecopy:  503-731-2136


          with a copy, which shall not constitute notice, to:

          Stoel Rives LLP
          900 SW 5th, Suite 2300
          Portland, OR 97204
          Attention: Mark Norby
          Telephone: 503-224-3380
          Telecopy:  503-220-2480


          if to TPC:

          TPC Corporation
          200 WestLake Park Boulevard
          Suite 1000
          Houston, Texas  77079
          Attention: J. Chris Jones, Senior Vice President
                     and Chief Operating Officer
          Telephone: (281) 597-6200
          Telecopy:  (281) 597-6500

          with a copy, which shall not constitute notice, to:

          Baker & Botts, L.L.P.
          One Shell Plaza
          910 Louisiana
          Houston, Texas  77002-4995
          Attention: Stephen A. Massad
          Telephone: (713) 229-1234
          Telecopy:  (713) 229-1522

          9.4. CERTAIN DEFINITIONS.  For purposes of this Agreement:

          (a) "AFFILIATE" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

          (b) "BEST EFFORTS" means a party's efforts in accordance with reasonable commercial practice and without incurrence of unreasonable expense;

          (c) a person shall be the "BENEFICIAL OWNER" of Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares;

          (d) "BUSINESS DAY" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any weekday other than Saturday or Sunday on which banking institutions in Houston, Texas are required to be open;

          (e) "CONTAMINATION" shall mean the presence on, under, from or to any of the real property owned or operated by TPC or any Subsidiary of any Hazardous Substance, except the storage, transport, handling and use of Hazardous Substances, or the disposal of brine, in the ordinary course of business and in material compliance with Environmental Laws.

          (f) "CONTROL" (including the terms "CONTROLLED BY" and "UNDER COMMON CONTROL WITH") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          (g) "HAZARDOUS SUBSTANCE(S)" shall mean any dangerous, toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous substance in quantity or concentration which is regulated by any Environmental Law, including, but not limited to, petroleum and its fractions.

          (h)  "PERMITTED ENCUMBRANCES" means:

               (i) preferential purchase rights, rights of first refusal and similar rights which are not triggered by the Transactions;

               (ii) mechanics' and materialmens' liens and liens for Taxes or assessments that are not yet delinquent or, if delinquent, that are being contested in good faith in the ordinary course of business;

               (iii) liens arising under operating agreements, sales, processing, gathering, storage and transportation contracts securing amounts not yet delinquent, or if delinquent, that are being contested in good faith in the ordinary course of business;

               (iv) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations which do not materially interfere with the use of the property in the manner in which TPC or the Subsidiaries have historically used, or intended to use, the property or assets;

               (v) such title defects as PHI may have expressly waived in writing;

               (vi) rights reserved to or vested in any governmental, statutory, municipal or public authority to control or regulate any of TPC's or any Subsidiary's properties or assets in any manner, and all applicable laws, rules and orders of any governmental authority; and

               (vii) liens, charges and encumbrances listed on Schedule 9.4(h);

               (viii) all other liens, charges, encumbrances, defects and irregularities that individually or in the aggregate are not such as to materially interfere with the operation, value or use of the property or asset affected;

          (i) "PERSON" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government; and

          (j) "SUBSIDIARY" or "SUBSIDIARIES" of TPC, the Surviving Corporation, PHI or any other person means an entity in which such person, directly or indirectly, has a direct or indirect equity or ownership interest which represents twenty percent (20%) or more of the aggregate equity or ownership interest in such entity.

          9.5. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

          9.6. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, except that the Confidentiality Agreement shall remain in full force and effect. This Agreement shall not be assigned by operation of law or otherwise, except that PHI and ACo may assign all or any of their rights and obligations hereunder to any wholly owned Subsidiary of Parent; PROVIDED, HOWEVER, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

          9.7. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Sections 2.7, 6.5 and 6.10 (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

          9.8. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

          9.9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

          9.10. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          9.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          IN WITNESS WHEREOF, PHI, ACo and TPC have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                      PACIFICORP HOLDINGS, INC.



                                      By: /s/ REYNOLD ROEDER
                                          -----------------------------------
                                          Name:  Reynold Roeder
                                          Title: Vice President, Finance


                                       POWER ACQUISITION COMPANY



                                      By: /s/ DENNIS P. STEINBERG
                                          -----------------------------------
                                          Name:  Dennis P. Steinberg
                                          Title: President


                                      TPC CORPORATION



                                      By: /s/ LARRY W. BICKLE
                                          -----------------------------------
                                          Name:  Larry W. Bickle
                                          Title: Chairman & CEO

                                                                      ANNEX A

                             CONDITIONS TO THE OFFER


          Notwithstanding any other provision of the Offer, ACo shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer unless (i) the Minimum Condition shall have been satisfied and (ii) any applicable waiting period under the HSR Act shall have expired or been terminated. Furthermore, ACo may terminate or amend the Offer and may postpone the acceptance for payment of and payment for Shares tendered, if at any time on or after the date of this Agreement, and prior to the acceptance for payment of Shares, any of the following conditions shall exist:

          (a) there shall have been issued and shall remain in effect any injunction, order or decree by any court or governmental, administrative or regulatory authority or agency, domestic or foreign, which (i) restrains or prohibits the making of the Offer or the consummation of the Merger, (ii) prohibits or limits ownership or operation by TPC, PHI or ACo of all or any material portion of the business or assets of TPC and its Subsidiaries, taken as a whole, or PHI and its Subsidiaries, taken as a whole, or compels TPC, PHI or any of their Subsidiaries to dispose of or hold separate all or any material portion of the business or assets of TPC and its Subsidiaries, taken as a whole, or PHI and its Subsidiaries, taken as a whole, in each case as a result of the Transactions; (iii) imposes material limitations on the ability of PHI or ACo to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by ACo pursuant to the Offer, or otherwise on all matters properly presented to TPC's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; or (iv) requires divestiture by PHI or ACo of any material portion of the Shares;

          (b) there shall have been any action taken, or any statute, rule, regulation, order or injunction enacted, entered, enforced, promulgated, amended, issued or deemed applicable to (i) PHI, TPC or any Subsidiary or affiliate of PHI or TPC or (ii) any Transaction, by any legislative body, court, government or governmental, administrative or regulatory authority or agency, domestic or foreign (other than, in the case of both (i) and (ii), the application of the waiting period provisions of the HSR Act to the Offer or the Merger), which results in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

          (c) there shall have occurred and be continuing (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war or armed hostilities involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on the extension of credit by banks or other financial institutions, (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, in the reasonable judgment of PHI, a material worsening thereof;

          (d) a tender offer or exchange offer for more than fifty percent (50%) of the Shares shall have been made or publicly proposed by a third party for a price in excess of the Per Share Amount;

          (e) the TPC Board of Directors or any committee thereof shall have withdrawn or modified in a manner adverse to PHI or ACo its approval or recommendation of the Offer, the Merger or this Agreement or shall have approved or recommended another merger, consolidation, business combination with, or acquisition of TPC or all or substantially all its assets or another tender offer or exchange offer for Shares, or shall have resolved to do any of the foregoing;

          (f) TPC shall have failed to perform in any material respect any of its covenants in this Agreement and shall not have cured such default (provided 5 days written notice of such default shall have been given to TPC by PHI);

          (g) the representations and warranties of TPC shall fail to be true and correct in all material respects on and as of the date made or, except as otherwise expressly contemplated hereby, on and as of any subsequent date as if made at and as of such subsequent date and such failure shall not have been cured in all material respects (provided 5 days written notice of such failure shall have been given to TPC by PHI);

          (h) this Agreement shall have been terminated in accordance with its terms;

          (i) ACo and TPC shall have agreed that ACo shall terminate the Offer or postpone the acceptance for payment of or payment for Shares thereunder; or

          (j) since December 31, 1996, except as (i) expressly contemplated by the Agreement, (ii) disclosed in any TPC SEC Report filed since such date and prior to the date of the Agreement or (iii) set forth in SCHEDULE 3.8 to the Agreement, there shall have been any event having, individually or in the aggregate, a change or effect that is reasonably likely to be materially adverse to the business, operations, properties, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of TPC and the Subsidiaries taken as a whole, except for changes that affect the industries in which TPC and the Subsidiaries operate generally.

          The foregoing conditions are for the sole benefit of ACo and PHI and may be asserted by ACo or PHI regardless of the circumstances giving rise to any such condition or may be waived by ACo or PHI in whole or in part at any time and from time to time in its sole discretion. The failure by PHI or ACo at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.



                                      A-2